Exhibit 99.1

FOR IMMEDIATE RELEASE

Technest Holdings announces closing of sale of EOIR subsidiary for up to $34 million

Bethesda, Md., January 2, 2008 – Technest Holdings, Inc. (OTCBB:TCNH), an advanced sensor system, surveillance and 3D imaging company, announced today that it completed the sale of its subsidiary, EOIR Technologies, Inc. (“EOIR”) to  EOIR Holdings LLC, a Delaware limited liability company (“LLC”), an affiliate of The White Oak Group, Inc., an Atlanta, Georgia based private investment firm. This transaction was reviewed and approved by the Small Business Administration, allowing EOIR to maintain its small business size standard for government contracting purposes.

The sale of EOIR to LLC was structured as a stock sale in which LLC acquired all of the outstanding stock of EOIR in exchange for approximately $34 million in cash, $11 million of which was paid at closing and $23 million of which is contingent upon the successful re-award to EOIR of the contract with the U.S. Army's Night Vision and Electronics Sensors Directorate (“NVESD”). Since 1993, EOIR has successfully won this contract three consecutive times and is confident that it is well positioned to do so again; however there can be no assurances that the contract will be won by EOIR. The award of the NVESD contract is expected in the first quarter of 2008.

Technest believes this transaction will add significant value to its shareholders.  Approximately $8 million of the proceeds from the closing were used to retire all of the outstanding commercial debt of Technest and EOIR. Upon the successful re-award of the NVESD contract to EOIR, Technest intends to distribute a majority of the contingent purchase price of $23 million that it receives to its shareholders in the form of a dividend. The remaining portion of the proceeds will be used to continue Technest's investment in promising technologies in the field of 3-dimensional and advanced imaging where Technest holds 19 patents.  Going forward, Technest intends to focus on its core technical competencies in advanced imaging and detection and broaden its offerings into the health care and commercial markets.

With the completion of the sale of EOIR, Dr. Joseph Mackin has resigned as a director and Chief Executive Officer of Technest in order to continue his role as President of EOIR under the ownership of the White Oak Group. Mr. Gino Pereira, Chief Financial Officer of Technest, has been appointed Chief Executive Officer of Technest and Mr. Nitin Kotak, Financial Controller of Technest has been appointed Chief Financial Officer.

Mr. Pereira has over 25 years of executive operational and financial experience with technology companies in the United States, Europe and the Far East. He has also helped to develop several technology start-ups as well as serving in an executive capacity in a large multinational public company.

Mr. Kotak has over 25 years of financial accounting experience with public companies in the United States and abroad.

“The completion of the sale of EOIR allows Technest to focus on its world class 3-dimensional imaging solutions in a debt free environment.” said Gino Pereira. “We are currently working on the formation of two specific divisions, Homeland Defense and Security, and Medical Devices, to focus on the commercialization of our leading edge technologies, along with personnel to lead those divisions. Our goal is to generate near term revenues and develop business models for our products that result in recurring revenues. These development plans are currently well underway.”

About EOIR Technologies, Inc.
EOIR Technologies, Inc. has been providing innovative sensor engineering products and services to customers within the Department of Defense for nearly 25 years. For more information, please visit the company's website at http://www.eoir.com.

About Technest Holdings, Inc.
Technest Holdings, Inc. is a provider of: advanced remote sensor systems, intelligent surveillance and advanced 3D imaging technology solutions to the defense, homeland security and healthcare marketplaces. Technest is committed to setting next-generation imaging standards through the provision of innovative emerging technologies. Through strategic development, Technest focuses on the creation of dual-use technology and products with applications in the defense, civilian homeland security and law enforcement fields as well as healthcare. For more information, please visit the company's website at http://www.technestinc.com.

About The White Oak Group
The White Oak Group, Inc. is a private investment firm focused on investments in the aerospace and defense industry, with an emphasis on the following sectors: Homeland security (detection and deterrence); avionics and instrumentation; command and control; and communication networks and services.
http://www.thewhiteoakgroup.com

Investors are cautioned that certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. In addition, any statements concerning the proposed transaction, anticipated proceeds, the re-award of the NVESD contract, future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, applicability, benefit and use of our product and services, and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: ability to satisfy the closing conditions in the stock purchase agreement; the re-award of the NVESD contract to a third party; the functionality of our product; our capabilities; a rejection of the Company's products and technologies by the marketplace; and disputes as to the Company's intellectual property rights. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Technest Holdings, its products, economic and market factors and the industries in which Technest Holdings does business, among other things. These statements are not guarantees of future performance and Technest Holdings has no specific intention to update these statements. More detailed information about those factors is contained in Technest Holdings' filings with the Securities and Exchange Commission. http://www.sec.gov

Pursuant to a May 15 2007 agreement, Consulting For Strategic Growth1, Ltd. (“CFSG1”) provides Technest Holdings, Inc. with consulting, business advisory, investor relations, public relations and corporate development services.  Independent of CFSG1’s receipt of cash compensation from Technest Holdings, CFSG1 may choose to purchase the company’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.

Contact:	Stanley Wunderlich CEO	Daniel Stepanek, EVP Media
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